November 13, 2002

Douglas A. Livingston, Ph.D.
P.O. Box 9125
17648 Calle Mayor
Rancho Santa Fe, CA 92067

Dear Doug,

On behalf of Discovery Partners International (DPI), I am pleased to offer you the position of SVP and General Manager, Discovery Chemistry. We have mutually agreed that you will begin employment with us on Monday, December 2, 2002. Your annual base salary will be $260,000, and you will be eligible for a year-end incentive cash bonus with a target payout of 25% of base salary based on accomplishment of established performance objectives and company performance. In addition, Company management will recommend to the Board of Directors that you be granted options on 150,000 shares of DPI stock to be decided upon and granted in early 2003. The stock will be subject to a standard four-year vesting period.

You will report directly to Taylor Crouch, Chief Operating Officer and have overall responsibility for DPI Chemistry operations which includes San Francisco and Tucson. You will be based in San Diego and it is anticipated that frequent travel will be required to manage the San Francisco and Tucson sites.

Health benefits will be provided during your employment in accordance with DPI’s health plan. You will also be entitled to other DPI fringe benefits, which includes accruing 4 weeks paid time-off per year and participation in our 401(k) plan. Details of our benefit plans will be provided to you through Human Resources.

Employment in the Company is conditional on your signing of a standard employee inventions agreement and providing proof of employment eligibility. The Company reserves the right to terminate your employment at any time and for any reason. Similarly, the employee has the right to cease Company employment at any time. Should the company terminate you other than for cause, you will be entitled to 6 months of severance upon execution of a release agreement. Any legal disagreements with the Company will be settled by arbitration.

The “at-will” nature of your employment described in this letter shall constitute the entire agreement between you and DPI concerning the nature of your employment. Any modification

Douglas A. Livingston, Ph.D.– offer letter
November 13, 2002

or alteration of the “at-will” term of your employment can be made only in writing and signed by you and the current President and CEO of DPI.

If you accept this offer, please return to Janell Jackson, DPI’s Director of Human Resources, a signed copy of this letter or notification by email by Monday, November 18, 2002. This offer, if not accepted, will expire on that date.

Doug, we’re looking forward to you joining the DPI team. I am personally very pleased that you are considering joining our company, and am looking forward to working with you.

Sincerely,

Janell Jackson
Human Resources Director

Agreed by:

Douglas A. Livingston	Date